EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Digital Corporation:

We consent to the use of our reports dated August 16, 2013, with respect to the consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 28, 2013 and June 29, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 28, 2013, incorporated herein by reference.

/s/ KPMG LLP

October 25, 2013

Irvine, California